Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of July 6, 2022, is entered into by and between Seritage Growth Properties, a Maryland corporation (the “Company”), and Edward S. Lampert (the “Company Stockholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in that certain Amended & Restated Limited Partnership Agreement of Seritage Growth Properties, L.P. (the “Partnership”), dated as of December 14, 2017 (the “Partnership Agreement”).

RECITALS

WHEREAS, on March 1, 2022, the Company announced that its Board of Trustees (the “Board”) commenced a process to review a broad range of strategic alternatives to enhance shareholder value (the “Strategic Alternatives Process”);

WHEREAS, in furtherance of the Strategic Alternatives Process, on March 31, 2022, with the consent of the Company Stockholder in his capacity as a holder of Common Units under the Partnership Agreement, the Board announced that it had adopted a plan to terminate the Company’s election to be treated as a Real Estate Investment Trust (“REIT”) for tax purposes and to convert the Company to a C corporation;

WHEREAS, in furtherance of the Strategic Alternatives Process, the Board has adopted a plan to sell, lease, exchange or otherwise transfer all or substantially all of the property of the Company and its subsidiaries as contemplated by Article XI of the Articles of Amendment and Restatement of the Company (the “Articles”) in accordance with the plan of sale substantially in the form attached to the draft proxy statement previously provided to the Stockholder on the date hereof (such plan, the “Plan of Sale”);

WHEREAS, the Board intends to seek approval of a resolution in approving the Plan of Sale (the “Plan of Sale Resolution”) by the holders of the Class A common shares of beneficial interest, par value $0.01 per share (“Company Common Stock”) at the Company’s 2022 Annual Meeting of its Shareholders (including any postponements or adjournments thereof, the “Annual Meeting”);

WHEREAS, the Company Stockholder is the holder of 12,354,963 Common Units (the “Redeemed Units”), constituting all of the outstanding Common Units of the Partnership not held by the Company and its Subsidiaries;

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Company Stockholder exercised his right under Section 8.6A of the Partnership Agreement to require the Partnership to redeem all of the Redeemed Units by delivering to the Company a Notice of Redemption (the “Redemption Request”);

WHEREAS, in accordance with Section 8.6B of the Partnership Agreement, the Company is electing, pursuant to this Agreement, which constitutes a written notice of election pursuant to Section 8.6B of the Partnership Agreement, to acquire all of the Redeemed Units from the Company Stockholder in exchange for 12,354,963 duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock (the “Issued Shares”), free of any pledge, lien, encumbrance or restriction, other than those provided in the Articles, the bylaws of the Company, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Issued Shares entered into between the Company Stockholder and the Company;

WHEREAS, pursuant hereto, (i) the Company Stockholder is waiving his right to withdraw his Redemption Request in accordance with Section 8.6B of the Partnership Agreement and, as such, in accordance with Section 8.6C of the Partnership Agreement, the Company Stockholder is hereby deemed the owner of the Issued Shares for all purposes, including, without limitation, rights to vote or consent and rights to receive dividends related thereto, as of the date hereof, and (ii) in accordance with Section 8.6E of the Partnership Agreement, all of the Redeemed Units acquired by the Company pursuant to such Redemption Request are automatically, and without further action required, being converted into, and deemed to be, Limited Partnership Interests held by the Company in its capacity as a Limited Partner of the Partnership; and

WHEREAS, as of the date hereof, and after giving effect to the delivery of the Issued Shares to the Company Stockholder pursuant to the Redemption Request, the Company Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of shares of Company Common Stock set forth Schedule 1 attached hereto (the “Owned Shares”; the Owned Shares and any additional shares of Company Common Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock) in which the Company Stockholder or any of his affiliates acquires record or beneficial ownership of after the date hereof, including by purchase or transfer, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Company Stockholder hereby agree as follows:

1. Redemption Request.

(a) In accordance with Section 8.6B of the Partnership Agreement, the Company hereby elects to acquire from the Company Stockholder all of the Redeemed Units subject to his Redemption Request in exchange for the Issued Shares.

(b) Promptly after the date hereof, the Company shall cause to be delivered to the Company Stockholder the Issued Shares in book entry form, free of any pledge, lien, encumbrance or restriction, other than those provided in the Articles, the bylaws of the Company, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Issued Shares entered into between the Company Stockholder and the Company.

(c) The Company Stockholder hereby waives his right to withdraw his Redemption Request in accordance with Section 8.6B of the Partnership Agreement.

(d) The Company agrees that, in accordance with Section 8.6C of the Partnership Agreement, the Company Stockholder shall be deemed the owner of the Issued Shares for all purposes, including without limitation, rights to vote or consent and rights to receive dividends related thereto, as of the date hereof.

2. Approval of Plan of Sale Resolution.

(a) Subject to the earlier termination of this Agreement in accordance with Section 4, the Company Stockholder, in his capacity as a stockholder of the Company, irrevocably and unconditionally agrees that at the Annual Meeting he shall, and shall cause any other holder of record of any of the Covered Shares to:

(i) appear at such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for the purpose of establishing a quorum; and

(ii) validly vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares beneficially owned by the Company Stockholder as of the record date for such meeting (or the date that any written consent is executed by such Company Stockholder) in favor of the Plan of Sale Resolution.

3. No Inconsistent Agreements. The Company Stockholder hereby covenants and agrees that he shall not, at any time prior to the termination of this Agreement in accordance with Section 4, take any action that would interfere with his ability to vote or cause to be voted the Covered Shares as agreed pursuant to this Agreement.

4. Termination. This Agreement shall terminate upon the earliest of (i) the completion of the Annual Meeting or (ii) the date that is 120 days after the date hereof; provided, that the provisions set forth in Sections 4, and 11 to 17 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach by such party of this Agreement prior to such termination, or fraud with respect to the representations and warranties contained in this Agreement.

5. Representations and Warranties of the Company Stockholder. The Company Stockholder hereby represents and warrants to the Company as follows:

(a) The Company Stockholder, after giving effect to the delivery of the Issued Shares to the Company Stockholder pursuant to the Redemption Request, is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Covered Shares. As of the date hereof, other than the Owned Shares, the Company Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities exercisable for or convertible into shares of capital stock of the Company) or any interest therein.

(b) The Company Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to all of the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of his Covered Shares that is inconsistent with his obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with his obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent him from satisfying, his obligations pursuant to this Agreement.

(c) This Agreement has been duly executed and delivered by the Company Stockholder and constitutes a legal, valid and binding agreement of the Company Stockholder enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Company Stockholder or any of his controlled affiliates from, or to be given by him to, or be made by him with, any governmental entity or any other person or entity in connection with his execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Company Stockholder as follows:

(a) The Company (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Maryland, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Company from, or to be given by the Company to, or be made by the Company with, any governmental entity in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except for any such filing, notice, report, consent, registration, approval, permit, waiver, expiration or authorization that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7. Certain Covenants of the Company Stockholder. Except in accordance with the terms of this Agreement, the Company Stockholder hereby covenants and agrees as follows:

(a) During the period of time between the date hereof and 11:59 p.m., New York Time, on July 6, 2022 (such period of time, the “Restricted Period”), the Company Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer or otherwise dispose of (including by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), any of the Covered Shares, or (ii) take any action that would make any representation or warranty of the Company Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Company Stockholder from performing his obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an affiliate of the Company Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Company Stockholder under, and be bound by all of the applicable terms of, this Agreement; provided, further, that any Transfer permitted under this Section 7(a) shall not relieve the Company Stockholder of his obligations under this Agreement. Any Transfer during the Restricted Period in violation of this Section 7(a) with respect to the Covered Shares shall be null and void.

(b) Following the Restricted Period, the Company Stockholder is free to Transfer any or all of his Covered Shares to any person.

(c) For purposes of this Agreement, an “affiliate” means any (i) other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity, or (ii) (A) in the case of a natural person, any of such person’s family members, a trust for the benefit of such person, or any of such person’s family members or of which such person, or any of such person’s family members, is trustee, and a corporation, partnership, or any other entity wholly or jointly owned or controlled by such person and any of such person’s family members, or any other individual acting at the direction of such person or any of the foregoing, and (B) in the case of an entity, a partnership, a corporation, or any other entity, or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

(d) The Company Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

8. Disclosure. The Company Stockholder hereby authorizes the Company, and the Company hereby authorizes the Company Stockholder, to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission, the Company Stockholder’s identity and ownership of the Covered Shares and the nature of the Company Stockholder’s and the Company’s obligations under this Agreement; provided, that prior to any such publication or disclosure the disclosing party has provided the other parties with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments such disclosing party will consider in good faith.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Company and the Company Stockholder.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed, addressed as follows:

if to the Company Stockholder, at:

Edward S. Lampert

1170 Kane Concourse, Suite 200

Bay Harbor Islands, Florida 3315

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attn: Benet J. O’Reilly

E-mail: boreilly@cgsh.com

if to the Company, to it at:

Seritage Growth Properties

500 Fifth Avenue, Suite 1530

New York, New York

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

Attn: Charles Ruck

E-mail: Charles.ruck@lw.com

12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written and oral, that may have been entered into by or among any of the parties hereto relating to the transactions contemplated hereby.

13. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Circuit Court for Baltimore City, Maryland (or, if the Circuit Court for Baltimore City, Maryland declines to accept jurisdiction over any action, any state court within the State of Maryland or the United States District Court for the District of Maryland, Northern Division) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11. Nothing in this Section 13(b), however, shall affect the right of any party to serve legal process in any other matter permitted by Law.

14. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 14 shall be null and void, ab initio.

15. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the parties hereto or thereto do not fully perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder or thereunder to consummate this Agreement) in accordance with their specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this

Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with the terms hereof, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby, and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the specific performance of the terms and provisions of this Agreement, or oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 15 shall not be required to provide any bond or other security in connection with any such injunction.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid, legal and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the parties hereto.

17. Counterparts; Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when each party hereto has received counterparts signed by each of the other parties (it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof). The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand
Name: Matthew Fernand
Title: Chief Legal Officer & Corporate Secretary

[Signature Page to Voting and Support Agreement]

/s/ Edward S. Lampert
Edward S. Lampert

[Signature Page to Voting and Support Agreement]

Schedule 1

Company Stockholder	Company Common Stock
Edward S. Lampert	16,307,314